Exhibit 5.1

Texas New York Washington, DC Connecticut Dubai Kazakhstan London	Bracewell & Giuliani LLP 711 Louisiana Street Suite 2300 Houston, Texas 77002-2770 713.223.2300 Office 713.221.1212 Fax bgllp.com

October 23, 2009

Board of Directors

Southern National Bancorp of Virginia, Inc.

1002 Wisconsin Avenue NE

Washington, DC 20007

Ladies and Gentlemen:

We have acted as counsel for Southern National Bancorp of Virginia, Inc., a Virginia corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1, File No. 333-162467 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement covers the underwritten public offering by the Company of up to $25,000,000 in shares of the Company’s common stock, $0.01 par value (the “Shares”), plus up to $3,750,000 in shares necessary to cover over-allotments, if any, on the terms and conditions set forth in the Registration Statement. The Shares are proposed to be sold to the underwriter pursuant to an underwriting agreement to be entered into between the Company and FIG Partners, LLC (the “Underwriting Agreement”). This opinion is being delivered in connection with the Company’s Registration Statement relating to the registration of the offering and sale of the Company’s Shares under the Securities Act of 1933, as amended.

In connection with rendering this opinion, we have examined originals or copies of (1) the Registration Statement; (2) the Articles of Incorporation of the Company, as amended; (3) the Amended and Restated Bylaws of the Company, as amended; (4) certain resolutions of the Board of Directors of the Company; (5) the form of Underwriting Agreement; and (6) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the

Board of Directors

Southern National Bancorp of Virginia, Inc.

October 23, 2009

authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies and the truthfulness of all statements of fact contained therein.

Based on the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares proposed to be sold pursuant to the Underwriting Agreement will, when issued in accordance with the terms thereof, be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the law of the Commonwealth of Virginia and the relevant law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP